BOSTON PRIVATE

2016

FIRST HALF STATEMENT OF FINANCIAL CONDITION

STRONG NEW BUSINESS AND WEST COAST EXPANSION AT BOSTON PRIVATE

The markets saw a tumultuous first quarter, yet we had recent quarters of encouraging client attraction across our wealth management, trust, and private banking businesses. Wealth management developed a strong new business pipeline. Private banking demonstrated steady performance in its offices to position us for long-term growth and service to clients. The addition of Filigree Advisors further strengthened our presence and commitment in California, with experienced executives bringing the services of our new Entertainment, Media, Sports Group to its respective markets.

2016 FIRST HALF HIGHLIGHTS

Introduced

ENTERTAINMENT, MEDIA, SPORTS GROUP

to offer services to this unique market

Named to

FINANCIAL TIMES 300

as a Top Registered Investment Adviser

PRIVATE PARTNERSHIP CONFERENCE

Our 3rd annual event featured Bert Jacobs, Co-Founder and CEO of Life Is Good®

EXPANDED CALIFORNIA PRESENCE

with the addition of Filigree Advisors

BOSTON PRIVATE

2016

FIRST HALF STATEMENT OF FINANCIAL CONDITION

FINANCIAL HIGHLIGHTS FOR THE 6-MONTH PERIOD ENDED JUNE 30, 2016

- Net income for the first six months of 2016 was $28.3 million, down 12% from 2015, due primarily to lower investment management fee revenues and higher operating expenses associated with the integration of Banyan Partners.
- Assets under management totaled $7.3 billion, down 19%, due primarily to the impact of client attrition associated with the integration of Banyan Partners.
- Total balance sheet assets were $7.4 billion, up 8%, due primarily to growth in cash and cash equivalents, investment securities, and loans.
- Deposits increased 4% to $5.7 billion.
- The total loan portfolio was $5.8 billion, up 5%.
- Capital remains well above the 5% necessary to be considered well-capitalized, with the bank's Tier 1 Leverage Capital Ratio at 8.79%.

Boston Private Bank & Trust Company

CONDENSED BALANCE SHEETS

(Unaudited) *($ In Thousands)*	June 30, 2016	2015
ASSETS		
Cash and Cash Equivalents	$123,054	$59,298
Investment Securities	1,276,589	1,102,861
Loans Held for Sale	4,677	19,512
Commercial and Construction Loans	3,162,778	2,990,753
Mortgage Loans	2,280,116	2,175,508
Home Equity and Consumer Loans	308,603	296,989
Total Loans	5,751,497	5,463,250
Less: Allowance for Loan Losses	75,753	78,251
Net Loans	5,675,744	5,384,999
Other Assets	333,299	299,608
Total Assets	**$7,413,363**	**$6,866,278**
LIABILITIES & SHAREHOLDER'S EQUITY		
Demand Deposits	$1,639,208	$1,489,139
NOW Accounts	547,778	509,625
Savings & Money Market	2,884,708	2,883,966
Certificates of Deposit	532,327	610,770
Deposits Held for Sale	110,558	-
Total Deposits	5,714,579	5,493,500
Borrowings	901,316	668,189
Other Liabilities	97,957	53,800
Total Liabilities	6,713,852	6,215,489
Shareholder's Equity	699,511	650,789
Total Liabilities & Shareholder's Equity	**$7,413,363**	**$6,866,278**

Boston Private Bank & Trust Company

CONDENSED STATEMENTS OF INCOME

(Unaudited) *($ In Thousands)*	Six Months Ended June 30, 2016	2015
Interest Income	$112,615	$104,776
Interest Expense	12,482	11,769
Net Interest Income	100,133	93,007
Provision for Loan Losses	(5,668)	(2,500)
Net Interest Income after Provision	105,801	95,507
Investment Management Fees	22,124	27,103
Banking Fees and Other Income	5,837	7,722
Operating Expenses	92,959	82,194
Income Before Income Taxes	40,803	48,138
Income Taxes	12,502	16,116
Net Income	**$28,301**	**$32,022**

Boston Private Bank & Trust Company

SELECTED FINANCIAL DATA

(Unaudited) *($ In Thousands)*	At and for the Six Months Ended June 30, 2016	2015
Assets Under Management	$7,313,000	$9,028,000
Return on Average Equity	8.27%	9.88%
Net Interest Margin	2.98%	3.02%
Allowance for Loan Losses/ Total Loans	1.32%	1.43%
Tier I Leverage Capital Ratio	8.79%	8.99%